CHAPMAN & FLANAGAN, LTD.
                      A Professional Legal Corporation

Daniel G. Chapman                                        Herbert M. Jacobi*
Sean P. Flanagan                                            Of Counsel

                                                     * Not licensed in Nevada


                               January 4, 2001



U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Remote Utilities Network, Inc.

Dear Sir or Madam:

     We have acted as counsel to Remote Utilities Network, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form SB-2 under the Securities Act of 1933, filed by the Company with the Securities and Exchange Commission relating to the registration of 100,000 shares of its common stock (the "Shares"), $0.001 par value per Share, offered by the selling security shareholders named in the Registration Statement.

     In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company.

     Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that, pursuant to the laws of the State of Nevada, the Shares, have been validly issued, fully paid, and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,



                                   /s/ Chapman & Flanagan, Ltd.





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